THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.  THE OBLIGATIONS EVIDENCED BY THIS INSTRUMENT ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS (AS HEREINAFTER DEFINED), INCLUDING BUT NOT LIMITED TO THE JPMORGAN INDEBTEDNESS AND THE PRUDENTIAL INDEBTEDNESS (AS HEREINAFTER DEFINED).

GIBRALTAR STEEL CORPORATION OF NEW YORK
GIBRALTAR STEEL CORPORATION

SUBORDINATED PROMISSORY NOTE

$40,000,000.00                                                                                                     DATE: May 1, 2003

FOR VALUE RECEIVED, Gibraltar Steel Corporation of New York, a New York corporation and Gibraltar Steel Corporation, a Delaware corporation (collectively, the "Company"), jointly and severally promise to pay to CertainTeed Corporation, a corporation organized under the laws of the State of Delaware (together with any registered successor or assign, "Holder"), the principal sum of Forty Million and 00/100 Dollars ($40,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at the interest rates provided in Section 12 below, computed on the basis of a 360 day year.  All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) on the dates and in the amounts set forth in Sections 2 and 3; or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof.  This Note is issued pursuant to the Stock Purchase Agreement of even date herewith (as amended, modified or supplemented, the "Stock Purchase Agreement") between the Gibraltar Steel Corporation of New York, the Holder, Air Vent Inc. and Gibraltar Steel Corporation dated May 1, 2003.

The following is a statement of the obligations of the Company and rights of Holder and the conditions to which this Note is subject, and to which Company, by its execution of this Note, and Holder, by the acceptance of this Note, agree:

1.         Certain Definitions. As used in this Note, the following capitalized terms have the following meanings:

            (a)        Affiliate(s) means, with respect to any person or entity, any other entity or person controlling, controlled by or under common control with such entity or person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

            (b)        "Company" includes the corporations initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

            (c)        "Debt to Equity Ratio" shall mean on any calculation date the ratio calculated by dividing (i) the Senior Indebtedness outstanding on such calculation date by (ii) the stockholders' equity of Gibraltar Steel Corporation as of such calculation date determined in accordance with GAAP, as reported in the most recent quarterly financial statements of Gibraltar Steel Corporation filed with the Securities and Exchange Commission on Form 10-Q or its most recent annual financial statements filed with the Securities and Exchange Commission on Form 10-K; provided, however, if Gibraltar Steel Corporation ceases to file reports with the Securities and Exchange Commission, then as reported in Gibraltar Steel Corporation's quarterly or annual financial statements, regardless of whether prepared internally or externally, and regardless of whether audited.

            (d)        "Event of Default" has the meaning given in Section 5 hereof.

            (e)        "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

            (f)         "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

            (g)        "Indebtedness" shall mean and include with respect to any Person the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP); (iv) all obligations of such Person with respect to capital leases; (v) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all reimbursement and other payment obligations, contingent or otherwise of such Person, in respect of letters of credit and similar surety instruments; and (vii) all guaranty obligations of such Person with respect to the types of Indebtedness listed in clauses (i) through (vi) above.

            (h)        "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, reasonable expenses, reasonable attorneys' fees and costs and accountants' fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

            (i)         "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

            (j)         "Stock Purchase Agreement" has the meaning given in the introductory paragraph hereof.

2.         Payments of Principal and Interest. Subject to Section 7 hereof, this Note is due and payable in five (5) annual installments, each in the principal amount of $8,000,000.00, plus accrued and unpaid interest, except for the final installment which will be in an amount equal to the balance of principal and accrued and unpaid interest then owing on this Note.  The first installment is due on the first business day in May, 2004, and subsequent installments are due on the first (1st) business day of May of each year thereafter until all amounts payable under this Note have been paid in full, with the final installment being due on May 1, 2008.  All payments received by Holder shall be applied first against the accrued and unpaid interest, and then against the unpaid principal balance of this Note.

3.         Prepayment. Subject to Section 7 hereof, upon five (5) days prior written notice to Holder, the Company may prepay this Note in whole or in part; provided that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note in the inverse order of the maturities of such principal installments.

4.         Information Rights.  While any amount is outstanding under the Note, without the prior written demand of Holder, the Company shall furnish to Holder promptly upon the occurrence thereof, written notice of the occurrence of any Event of Default hereunder or any event of default with respect to any Senior Indebtedness, regardless of whether waived, consented to or excused by the creditor to or holder of that Senior Indebtedness.

5.         Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

            (a) Failure to Pay.  The Company shall fail to (i) pay when due any principal payment on the due date hereunder, or (ii) pay any interest or other payment required under the terms of this Note or any other amounts due Holder under this Note on the date due or perform any of its obligations under this Note, and such interest or other payment shall not have been paid or such performance shall not have been made within five (5) days of the Company's receipt of Holder's written notice to the Company of such failure to pay; or

            (b)        Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

            (c)        Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof, under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

 Any event of default with respect to Senior Indebtedness shall not constitute or be deemed in and of itself to be a default under this Note.

6.         Rights of Holder upon Default. Subject to Section 7 hereof, upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Stock Purchase Agreement to the contrary notwithstanding.  Upon the occurrence or existence of any Event of Default described in Sections 5(b) or 5(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Stock Purchase Agreement to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by law, either by suit in equity or by action at law, or both.

7          Subordination.

            (a)        Senior Indebtedness. The Holder, by its acceptance hereof, covenants and agrees that the indebtedness evidenced by this Note shall be subordinate and junior in right of payment as set forth herein to all principal and interest and all other amounts owing (including without limitation, any interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceeding) on the following, whether presently outstanding or hereafter incurred:

                        (i)         any obligation including without limitation principal, interest, make whole amount, fees and expenses arising under or in connection with  that certain Fourth Amended and Restated Senior Secured Credit Agreement dated as of June 28, 2002 (the "JPMorgan Credit Agreement") between the Company and JPMorgan Chase Bank, as Administrative Agent for itself and as agent for Fleet Boston, KeyBank National Association, HSBC Bank USA, Manufacturers and Traders Trust Company, U.S. Bank, N.A., National City Bank of Pennsylvania, Citizens Bank of Pennsylvania, Fifth Third Bank and Comerica Bank (and any other Lenders who become a party to the JPMorgan Credit Agreement) and all notes and other documents executed in connection therewith, as all may be amended, replaced, extended, transferred or assigned or refinanced from time to time, (the "JPMorgan Indebtedness");

                        (ii)        any obligation including without limitation, principal, interest, make whole amount, fees and expenses arising under or in connection with that certain Note Purchase Agreement dated as of July 3, 2002 between the Company and the Prudential Insurance Company of America and all notes and other documents executed in connection therewith, as all may be amended, replaced, extended, transferred or assigned or refinanced from time to time;

                        (iii)       any obligation including without limitation, principal, interest, make whole amount, fees and expenses arising under or in connection with that certain Note Purchase Agreement between the Company and the Prudential Insurance Company of America dated as of July 3, 2002 and all notes and other documents executed in connection therewith, as all may be amended, replaced, extended, transferred or assigned or refinanced from time to time (together with the obligations described in (ii), the "Prudential Indebtedness");

                        (iv)       all indebtedness of the Company for money borrowed which is evidenced by a note, debenture, letter or similar instrument (other than (1) the Obligations evidenced by this Note or any amendment, extension or replacement hereof or (2) except as otherwise provided in this Section 7);

                        (v)        any liabilities of others described in the preceding clause (iv) which the Company has guaranteed or which is otherwise a legal liability;

                        (vi)       with respect to any of the foregoing, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 USC Section 101, et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding; and

                        (vii)      renewals, extensions, refundings, restructurings, amendments and modifications of any such indebtedness or guarantee, and all such renewals, extensions, refundings, restructurings, amendments and modifications of any such indebtedness or guarantee may be made without notice to or the consent of the Holder (collectively with subclauses i-vi of this Section, the "Senior Indebtedness").

Notwithstanding the foregoing, Senior Indebtedness shall not include the indebtedness evidenced by this Note, and the indebtedness evidenced by this Note shall be pari passu with and not subordinate to , (a) (i) any indebtedness of the Company to any of its Affiliates or (ii) indebtedness or guaranty of the Company which by its express terms or the express terms of the instrument creating or evidencing it is subordinate to, or pari passu with, the right of payment to this Note, or (b) purchase money obligations entered into by the Company, whether prior or subsequent to the date of this Note, in connection with the acquisition of substantially all of the assets or capital stock of any entity which are subordinated to the Senior Indebtedness.  Notwithstanding the foregoing, the Holder shall be entitled to receive regular payments under this Note unless and until the occurrence of an event of default under the terms of any Senior Indebtedness or any event which with the lapse of time or the giving of notice or both would constitute an event of default under the terms of any Senior Indebtedness (a "Senior Default").  Upon the occurrence and during the continuation of any Senior Default, (1) the Company shall not make and the Holder will not accept any payments on this Note, including payments of principal and interest and (2) the Holder shall not (x) ask, demand, sue for, take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of collateral, sinking fund or in respect of any redemption, retirement, purchase or other acquisition of a note), payment of all or any of the Obligations, request or accept any collateral or other security for all or any portion of the Obligations, (y) take any action to declare this Note due and payable, or to enforce obligations in respect thereof, or (z) without the consent of all holders of Senior Indebtedness commence, or join with any creditor at such time in commencing, directly or indirectly causing the Company or any of its subsidiaries to commence, or assist the Company or any of its subsidiaries in commencing, any bankruptcy or insolvency proceeding, receivership, custodianship, liquidation, reorganization, readjustment of debt, arrangement, composition or similar proceeding, unless and until all of the Senior Indebtedness shall have been paid in full, such Senior Default shall otherwise have been remedied in a manner satisfactory to the holders of the Senior Indebtedness in their sole discretion or effectively waived in writing, or, if applicable, such judicial proceeding shall have been dismissed, vacated or settled, after which the Company may resume making any and all required payments in respect of the Obligations (including any missed payments). Any holder of Senior Indebtedness may extend, renew, modify or amend the terms of Senior Indebtedness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company or any of its Affiliates to the same extent as could any person, all without notice to or consent of the Holder and without affecting the liabilities and obligations of the Holder pursuant to the provisions hereof;

            (b)        In the event of (i) any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment of debt, arrangement, composition, assignment for the benefit of creditors, or other similar proceeding relative to the Company or its creditors, as such, or their property, or (ii) any proceeding for voluntary liquidation, dissolution or other winding down or bankruptcy proceedings, then and in any such event all of the Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities, obligations or other property, shall be made in respect of the Obligations.  Notwithstanding any statute, including, without limitation, the United States Bankruptcy Code, any rule of law or bankruptcy procedures to the contrary, the right of holders of Senior Indebtedness to have all of the Senior Indebtedness paid and satisfied in full prior to the payment of any of the Obligations shall include, without limitation, the right of holders of Senior Indebtedness to be paid in full all interest accruing on the Senior Indebtedness due to them after the filing of any petition by or against the Company or any of its subsidiaries in connection with any bankruptcy or similar proceeding or any other similar proceeding, prior to the payment of any amounts in respect to the Obligations, including, without limitation, any interest due to the Holder accruing after such date.  The Holder hereby (y) undertakes and agrees to execute, verify and deliver and file proofs of claim, consents, assignments or other instruments which any holder of Senior Indebtedness may at any time reasonably require in order to provide and realize upon any rights or claims pertaining to this Note held by the Holder and to effectuate the full benefit of the subordination contained herein, and (z) authorizes each holder of Senior Indebtedness to take any action as may be necessary or appropriate to effect the subordination provided for herein and appoints each holder of Senior Indebtedness its attorney-in-fact solely for such purposes.

            (c)        Payments Held in Trust.  If, notwithstanding the provisions of this Section 7, any direct or indirect payment or distribution on account of the Obligations or acquisition, repurchase, redemption, retirement or defeasance thereof shall be made by or on behalf of the Company (including any payments or distribution of any kind or character whether in cash, property, stock or obligations in an insolvency event) and received by the Holder at any time when such payment or distribution was prohibited by the provisions of this Section 7 or such payment or distribution was required to be made to any of the holders of Senior Indebtedness, then,  such payment or distribution shall be segregated from other property and funds of or held by the Holder and shall be held in trust by the Holder, for the benefit of the holders of the Senior Indebtedness, and shall be paid or delivered forthwith to the holders of the Senior Indebtedness at the time outstanding, pari passu, in the same form as so received (with any necessary endorsement) to be applied, (in the case of cash) to, or held as collateral (in the case of noncash property or securities) for, the payment, prepayment and/or cash collateralization of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of such Senior Indebtedness.  In the event of the failure of the Holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is hereby irrevocably authorized to endorse or assign same.

            (d)        No Impairment.  No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce the subordination provisions hereof by any act or failure to act on the part of the Company or the Holder.  Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in this Section 7 shall impair, as between the Company and Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to Holder the Obligations as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

            (e)        Third Party Beneficiaries.  The provisions of this Section 7 shall inure to the benefit of any holders of Senior Indebtedness and such holders are expressly made third party beneficiaries hereof.

            (f)         Restatement.  The provisions of this Section 7 shall continue to be effective, or be reinstated as of the date immediately prior to payment in full of the Senior Indebtedness, as the case may be, if any payment, or any part thereof, of any of the Senior Indebtedness is rescinded or must otherwise be restored or returned by the holders of the Senior Indebtedness, all as though such payments had not been made.

8.         Successors and Assigns.  Subject to the restrictions on transfer described in Section 10 below, the rights and obligations of the Company and Holder of this Note shall be binding upon and benefit the successors, assigns, administrators and transferees of the parties.

9.         Amendment.  Any provision of this Note may be amended, waived or modified upon the prior written consent of the Company and Holder and, the holder of the JPMorgan Indebtedness, so long as the JPMorgan Indebtedness is outstanding, and the holder of the Prudential Indebtedness so long as the Prudential Indebtedness is outstanding.

10.       Assignment by the Company.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder.

11.       Transfer by Holder.  Holder may sell, assign, transfer and convey this Note upon prior written notice to the Company and only (i) pursuant to an effective registration statement filed under the Securities Act or if the Company shall have received an opinion of counsel satisfactory to it that such registration is not required, and (ii) there shall have been compliance with all applicable state securities or "Blue Sky" laws.  Any transferees or assigns of this Note shall be bound by the provisions of Section 7 hereof.

12        Interest Rate.  The unpaid principal balance of this Note will accrue interest prior to maturity or default at an interest rate equal to the lesser of (a) the Maximum Rate (defined below) or (b) five percent (5%) per annum until April 1, 2004, and on and thereafter at an interest rate based upon the Debt to Equity Ratio as follows:

Debt to Equity Ratio	Interest Rate

Less than 1.15	5.00%
Equal to or greater than 1.15 but less than 1.20	5.75%
Equal to or greater than 1.20 but less than 1.25	6.50%
Equal to or greater than 1.25 but less than 1.30	7.25%
Equal to or greater than 1.30 but less than 1.35	8.00%
Equal to or greater than 1.35 but less than 1.40	8.75%
Equal to or greater than 1.40 but less than 1.45	9.50%
Equal to or greater than 1.45 but less than 1.50	10.25%
Equal to or greater than 1.50	11.00%

Commencing on April 1, 2004, and on the first day of each July, October, January and April until this Note is paid in full, the interest rate will be changed based upon the foregoing chart, and such  Debt to Equity Ratio shall be calculated as of the last day of the  quarter covered by the quarterly financial statements of Gibraltar Steel Corporation included in its most recently filed Form 10-Q or the last day of the fiscal year covered by the annual financial statements of Gibraltar Steel Corporation included in its most recently filed Form 10-K.  During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the Maximum Rate.  "Maximum Rate" means a rate of interest equal to the lesser of (y) the maximum lawful rate permitted by applicable usury laws now or subsequently enacted, which rate will change when and as said laws change, to the extent permitted by law, effective on the day such change in said laws becomes effective, or (z) the rate otherwise applicable hereunder plus 2%.

13        Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Stock Purchase Agreement.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when received.

14        Payment.  Payment shall be made by wire transfer in lawful tender of the United States to the account(s) designated in advance, in writing, by Holder to the Company.

15.       Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note in the inverse order of the maturities of such principal installments.

16.       Time.  Time is of the essence with respect to all of the Company's obligations under this Note.

17.       Setoff By The Company.  The Company shall have no right to set off against the Obligations due hereunder any amounts for which the Holder may become indebted to the Company, whether under the Stock Purchase Agreement or otherwise.

18.       Expenses.  If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

19.       Waivers.  The Company: (a) waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note, and (b) without notice to the Company, consents to any extension or postponement of time for payment of this Note or to any other indulgence with respect to this Note, either before or after maturity, without in any way affecting the liability of the Company and without prejudice to Holder.

20.       Governing Law; Venue.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York, or of any other state. Any claim or controversy under this Note shall be adjudicated in the State and Federal courts located in Erie County, New York.

21.       ENTIRE AGREEMENT.  THIS NOTE REPRESENTS THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(Signature page follows.)

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.

Gibraltar Steel Corporation of New York,
a New York corporation

By: /s/ Walter T. Erazmus
            Walter T. Erazmus
            Title:  President

Gibraltar Steel Corporation,
a Delaware corporation

By: /s/ Walter T. Erazmus
            Walter T. Erazmus
            Title:  President

Agreed and Accepted:

                        s/ Samuel A. Ansley
                        Holder: